Exhibit 99.1

                    Intel First-Quarter Revenue $8.9 Billion

                   Operating Income $1.7 Billion, EPS 27 Cents

     SANTA CLARA, Calif.--(BUSINESS WIRE)--April 17, 2007--Intel Corporation today announced first-quarter revenue of $8.9 billion, operating income of $1.7 billion, net income of $1.6 billion and earnings per share (EPS) of 27 cents. The results included the effect of a $300-million reversal of previously accrued taxes that increased EPS by approximately 5 cents.

     "The strong momentum of our industry-leading Intel(R) Core(TM) microarchitecture product family, combined with ongoing structural cost improvements, delivered solid financial results in the first quarter," said Intel President and CEO Paul Otellini. "Our product strength is reflected in the fact that average selling prices for the quarter held up well in a very competitive environment."


                   Q1 2007           vs. Q1 2006      vs. Q4 2006
------------------ ----------------- ---------------- ----------------
Revenue            $8.9 billion      -1%              -9%
------------------ ----------------- ---------------- ----------------
Operating Income   $1.7 billion      -3%              +13%
------------------ ----------------- ---------------- ----------------
Net Income         $1.6 billion      +19%             +7%
------------------ ----------------- ---------------- ----------------
EPS                27 cents          +17%             +4%
------------------ ----------------- ---------------- ----------------
Results for the first quarter of 2007 included a tax item that increased EPS by approximately 5 cents. Results for the fourth quarter of 2006 included the effects of a gain as well as restructuring and asset impairment charges that together increased EPS by approximately 1 cent.
----------------------------------------------------------------------


     Financial and Key Product Trends

     -- First-quarter gross margin was 50.1 percent, higher than 49.6 percent in the previous quarter as lower microprocessor unit costs and the sale of previously reserved inventory more than offset the effects of higher 45 nanometer (nm) start-up costs and lower revenue.

     -- The company reached its goal of reducing the workforce to approximately 92,000 people, meeting the target one quarter ahead of schedule.

     -- Total microprocessor units were lower sequentially. The ASP was slightly lower driven by a lower mix within server processors, with desktop and mobile ASPs approximately flat.

     --   Chipset, motherboard and flash memory units were lower sequentially.

     Business Outlook

     The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after April 16.

     Q2 2007 Outlook

     --   Revenue: Expected to be between $8.2 billion and $8.8 billion.

     --   Gross margin: 48 percent plus or minus a couple of points.

     -- Spending (R&D plus MG&A): Between $2.6 billion and $2.7 billion. In addition, the company expects a second-quarter restructuring charge of approximately $60 million.

     --   Net gains from equity investments and interest and other:
          Approximately $150 million.

     --   Tax rate: Approximately 31 percent.

     --   Depreciation: Between $1.1 billion and $1.2 billion.

     2007 Outlook

     -- Gross margin: 51 percent plus or minus a few points, higher than the previous expectation of 50 percent plus or minus a few points.

     -- R&D: Approximately $5.6 billion, higher than the previous expectation of approximately $5.4 billion.

     -- MG&A: Approximately $5.1 billion, lower than the previous expectation of approximately $5.3 billion.

     --   Capital spending: $5.5 billion plus or minus $200 million, unchanged.

     -- Tax rate: Approximately 31 percent in the third and fourth quarters. The previous expectation was approximately 30 percent for the year.

     --   Depreciation: $4.8 billion plus or minus $100 million, unchanged.

     The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors set forth below in the section entitled "Risk Factors" to be the important factors that could cause actual results to differ materially from the Corporation's published expectations.

     Recent Events

     -- Intel announced that its upcoming 45nm transistor technology is based on breakthrough Hi-K metal gate transistor materials that increase performance and reduce leakage, enabling faster and more energy-efficient microprocessors. The company announced that fifteen 45nm microprocessors are in development and demonstrated pre-production desktop, mobile and server platforms running five operating systems, with shipments scheduled to begin in the second half of 2007.

     -- Intel announced that Fab 11X in Rio Rancho, New Mexico will be re-tooled to become the company's fourth 300mm factory capable of producing 45nm microprocessors. Intel also announced plans to build a 300mm factory in China, with production to begin in 2010.

     -- Intel expanded its quad-core microprocessor line-up to include its first 50-watt quad-core server processors, first quad-core processors for embedded designs, and fastest-ever quad-core processors for extreme gaming and digital design. The company has now introduced 12 quad-core processors for use in computing, storage and embedded applications.

     -- Intel and Sun Microsystems announced a broad strategic alliance that will result in Sun delivering a comprehensive family of enterprise and telecommunications servers and workstations based on Intel(R) Xeon(R) processors, with Intel supporting Solaris(1) as a mainstream operating system.

     -- The company's Intel(R) vPro(TM) processor technology, which brings manageability and security benefits to IT managers, has been deployed by more than 200 companies and institutions including 3M, BMW, FujiFilm, ING, Johns Hopkins, Pioneer and Verizon.

     -- The company introduced the Intel(R) Centrino(R) Pro processor technology brand, with plans to bring more of the security and manageability capabilities of Intel's business desktop platforms to notebook PCs.

     -- The company introduced Wi-Fi connections based on the new 802.11n specification that will give future users of Intel(R) Centrino(R) processor technology up to five times the Wi-Fi performance and twice the range of earlier technologies.

     -- The company announced shipments of Intel-powered "classmate PCs," bringing affordable mobile computing to K-12 students in Brazil and Mexico, with plans for pilot programs in 25 countries.

     -- Intel announced "solid-state drive" products that use Intel NAND flash chips as an alternative to rotating magnetic disk drive technology.

     -- Intel researchers developed an 80-core "tera-scale" processor that brings supercomputer-like performance to a single chip. The experimental processor may lead to future Intel products bringing trillions of calculations per second to PCs and servers.

     Risk Factors

     -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings, marketing programs and pricing pressures and Intel's response to such actions; Intel's ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel and competitors' products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

     -- The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

     -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits and impairments of long-lived assets.

     -- Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.

     -- The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

     -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

     -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

     -- Intel's results could be impacted by unexpected economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

     -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the report on Form 10-K for the year ended Dec. 30, 2006.

     Status of Business Outlook

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on June 1 until publication of the company's second-quarter 2007 earnings release, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company.

     Earnings Webcast

     Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com, with a replay available until May 1.

     Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

     Intel, the Intel logo, Intel Core, Intel Xeon, Intel vPro, Intel Centrino Pro and Intel Centrino are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

     (1) Other names and brands may be claimed as the property of others.


                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                                                Three Months Ended
                                            --------------------------
                                              Mar. 31,      Apr. 1,
                                                2007         2006
                                            ------------- ------------
NET REVENUE                                  $     8,852   $    8,940
Cost of sales                                      4,420        3,997
                                            ------------- ------------
GROSS MARGIN                                       4,432        4,943
                                            ------------- ------------

Research and development                           1,400        1,562
Marketing, general and administrative              1,277        1,644
Restructuring and asset impairment charges            75           --
Amortization of acquisition-related
 intangibles and costs                                 5           19
                                            ------------- ------------
OPERATING EXPENSES                                 2,757        3,225
                                            ------------- ------------
OPERATING INCOME                                   1,675        1,718
Gains on equity securities, net                       29            2
Interest and other, net                              169          154
                                            ------------- ------------
INCOME BEFORE TAXES                                1,873        1,874
Income taxes                                         263          517
                                            ------------- ------------
NET INCOME                                   $     1,610   $    1,357
                                            ============= ============

BASIC EARNINGS PER SHARE                     $      0.28   $     0.23
                                            ============= ============
DILUTED EARNINGS PER SHARE                   $      0.27   $     0.23
                                            ============= ============

WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                        5,777        5,854
      DILUTED                                      5,874        5,954


                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                              Mar. 31,      Dec. 30,
                                                2007         2006
                                            ------------- ------------
CURRENT ASSETS
Cash and short-term investments              $     7,689   $    8,868
Trading assets                                     1,335        1,134
Accounts receivable                                2,780        2,709
Inventories:
   Raw materials                                     670          608
   Work in process                                 2,187        2,044
   Finished goods                                  1,509        1,662
                                            ------------- ------------
                                                   4,366        4,314
Income taxes receivable                              259            -
Deferred taxes and other current assets            1,366        1,255
                                            ------------- ------------
   TOTAL CURRENT ASSETS                           17,795       18,280

Property, plant and equipment, net                17,617       17,602
Marketable strategic equity securities               359          398
Other long-term investments                        4,496        4,023
Goodwill                                           3,861        3,861
Other long-term assets                             4,729        4,204
                                            ------------- ------------

   TOTAL ASSETS                              $    48,857   $   48,368
                                            ============= ============

CURRENT LIABILITIES
Short-term debt                              $       139   $      180
Accounts payable and accrued liabilities           5,876        5,938
Deferred income on shipments to distributors         611          599
Income taxes payable                                   -        1,797
                                            ------------- ------------
   TOTAL CURRENT LIABILITIES                       6,626        8,514

Long-term taxes payable                            1,447            -
Deferred tax liabilities                             234          265
Long-term debt                                     1,848        1,848
Other long-term liabilities                        1,202          989
Stockholders' equity                              37,500       36,752
                                            ------------- ------------

   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                   $    48,857   $   48,368
                                            ============= ============


                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                            Q1 2007  Q4 2006  Q1 2006
                                            -------- -------- --------
GEOGRAPHIC REVENUE:
   Asia-Pacific                              $4,432   $4,855   $4,293
                                                 50%      50%      48%
   Americas                                  $1,727   $2,003   $1,905
                                                 20%      21%      21%
   Europe                                    $1,722   $1,900   $1,701
                                                 19%      19%      19%
   Japan                                       $971     $936   $1,041
                                                 11%      10%      12%

CASH INVESTMENTS:
Cash and short-term investments              $7,689   $8,868   $7,854
Trading assets - fixed income (1)               877      684      887
                                            --------------------------
Total cash investments                       $8,566   $9,552   $8,741

TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation (2)          $458     $450     $378
Total trading assets - sum of 1+2            $1,335   $1,134   $1,265

TOTAL STRATEGIC EQUITY INVESTMENTS           $3,599   $3,192   $2,422

SELECTED CASH FLOW INFORMATION:
Depreciation                                 $1,187   $1,166   $1,139
Share-based compensation                       $284     $334     $374
Amortization of intangibles and other
 acquisition-related costs                      $64      $61      $75
Capital spending                            ($1,361) ($1,116) ($1,758)
Stock repurchase program                      ($400)   ($150) ($2,943)
Proceeds from sales of shares to employees,
 tax benefit & other                           $604     $288     $437
Dividends paid                                ($650)   ($576)   ($585)
Net cash received(used) for
 divestitures/acquisitions                       $0     $600       $0

SHARE-BASED COMPENSATION CHARGES:
Cost of sales                                   $78      $94      $86
Research and development                       $114     $119     $135
Marketing, general and administrative           $92     $121     $153

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding -
 basic                                        5,777    5,764    5,854
Dilutive effect of employee equity incentive
 plans                                           46       52       49
Dilutive effect of convertible debt              51       51       51
                                            --------------------------
Weighted average common shares outstanding -
 diluted                                      5,874    5,867    5,954

STOCK BUYBACK:
Shares repurchased                               19        7      138
Cumulative shares repurchased                 2,850    2,831    2,743
Remaining dollars authorized for buyback (in
 billions)                                    $16.9    $17.3    $18.9

OTHER INFORMATION:
Employees (in thousands)                       91.8     94.1    103.3


                          INTEL CORPORATION
         SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                           ($ in millions)


OPERATING SEGMENT            Q1     Q4     Q3     Q2     Q1
 INFORMATION:                2007   2006   2006   2006   2006   2006
----------------------------------------------------------------------
Digital Enterprise Group
   Microprocessor revenue   3,561  3,855  3,521  3,338  3,892  14,606
   Chipset, motherboard and
    other revenue           1,193  1,307  1,425  1,283  1,255   5,270
   Net revenue              4,754  5,162  4,946  4,621  5,147  19,876
   Operating income           931    928    655    751  1,175   3,509

----------------------------------------------------------------------
Mobility Group
   Microprocessor revenue   2,441  2,668  2,239  1,958  2,347   9,212
   Chipset and other
    revenue                   866    925    809    731    632   3,097
   Net revenue              3,307  3,593  3,048  2,689  2,979  12,309
   Operating income         1,381  1,538  1,156    851  1,050   4,595

----------------------------------------------------------------------
Flash Memory Group
   Net revenue                469    576    507    536    544   2,163
   Operating loss            (283)  (205)  (139)  (169)  (125)   (638)

----------------------------------------------------------------------
All Other
   Net revenue                322    363    238    163    270   1,034
   Operating loss            (354)  (773)  (298)  (361)  (382) (1,814)

----------------------------------------------------------------------
Total
   Net revenue              8,852  9,694  8,739  8,009  8,940  35,382
   Operating income         1,675  1,488  1,374  1,072  1,718   5,652

----------------------------------------------------------------------

The company's operating segments include the Digital Enterprise Group, Mobility Group, Flash Memory Group, Digital Home Group, and Digital Health Group. Beginning in the first quarter of 2007, the Channel Platforms Group will directly support Intel's operating segments. Prior-period amounts have been adjusted retrospectively to reflect certain reorganizations.

The company has sales and marketing, manufacturing, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments and the expenses are included in the operating results reported above. Additionally, in the first quarter of 2007, the company began allocating share-based compensation to the operating segments and adjusted results retrospectively to reflect this change. Revenue for the "all other" category primarily relates to microprocessors and related chipsets sold by the Digital Home Group. In addition to the operating results for the Digital Home Group and Digital Health Group operating segments, the "all other" category includes certain corporate-level operating expenses. These expenses include:
  -- a portion of profit-dependent bonus and other expenses not allocated to the operating segments;
  -- results of operations of seed businesses that support the company's initiatives;
  -- acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill;
  -- charges for purchased in-process research and development; and -- amounts included within restructuring and asset impairment charges in the consolidated condensed statements of income.